Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 24, 2011, with respect to the consolidated financial statements of TPC Group LLC contained in the Registration Statement and Prospectus on Form S-4. We consent to the use of the aforementioned report in the Registration Statement and Prospectus on Form S-4, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Houston, Texas

April 29, 2011